FORM 4
		UNITED STATES SECURITIES AND EXCHANGE COMMISSION
		Washington, D.C.  20549

OMB APPROVAL

?   Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
OMB Number:           3235-0287
Expires:     January 31, 2005
Estimated average burden
hours per response. . . . . . . .0.5

(Print or Type Responses)
Filed pursuant to Section 16(a)
of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(h) of the
Investment Company Act of 1940

1.	Name and Address of Reporting Person*
	Gould, Katherine R.
	Commonwealth Industries, Inc.
	500 West Jefferson Street, Suite 1900
	 (Street)
	Louisville, KY  40202
	 (City)    (State)		(Zip)

2.	Issuer Name and Ticker or Trading Symbol
	Commonwealth Industries, Inc.  (CMIN)

3.	I.R.S. Identification Number of
	Reporting Person, if an entity
(voluntary)

4.	Statement for
	Month/Day/Year
	1/1/03

5.	If Amendment,
	Date of Original
	(Month/Day/Year)

6. Relationship of Reporting Person to Issuer
	(Check all applicable)
		XX	 Officer  (give title below)
		Vice President Organizational Development

7.	Individual or Joint/Group Filing (Check Applicable Line)
		X 	Form filed by One Reporting Person




Table I Non-Derivative Securities Acquired,
Disposed of, or Beneficially Owned

1.	Title of Security
	(Instr. 3)
2.  Trans-action
Date
(Month/
Day/Year)
2A. Deemed
Execution Date,
if any
(Month/Day/
Year)
3.	Trans-
	action
	Code
	(Instr. 8)
4.	Securities Acquired (A)
	or Disposed of (D)
	(Instr. 3, 4 and 5)
5. Amount of
Securities
Beneficially
Owned
Following
Reported
Transaction(s)
6.	Ownership
	Form:
	Direct
	(D) or
	Indirect
	(I)

7.	Nature of
Indirect
Beneficial
Ownership

Code
V

Amount
(A) or
(D)

Price
(Instr. 3 and 4)
(Instr. 4)
(Instr. 4)

Common Stock
_
_
_
_
_
_
_
2707.05302 (a)
I
401(k)

FORM 4 (continued)
Table II Derivative Securities Acquired,
Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options,
convertible securities)

1.	Title of
Derivative
Security
(Instr. 3)

2.Conver-
	sion or
	Exercise
	Price of
	Deriv-
	ative
	Security
3.Trans-
action
Date
(Month/
	Day/
Year)
3A. Deemed
Execution
Date, if
any
(Month/
Day/Year)
4.	Trans-
	action
Code
(Instr. 8)
5.	Number of
Derivative
Securities
Acquired (A) or
Disposed of (D)
(Instr. 3, 4 and 5)

6.	Date Exercisable
	and
	Expiration
	Date
	(Month/Day/
	Year)

7.	Title and
	Amount of
	Underlying
	Securities
	(Instr. 3 and 4)
8.	Price
	of
	Derivative
	Security
	(Instr. 5)
9.	Number
	of derivative
	Securities
	Beneficially
	Owned
	Following
	Reported
	Transaction(s)
	(Instr. 4)
10.	Ownership
	Form of
	Derivative
	Security
	Direct
	(D) or
	 Indirect
	(I)
	(Instr. 4)

11.	Nature
	of
	Indirect
	Beneficial
	OwnerShip
	(Instr. 4)

Code
V
(A)
(D)

Date
Exer-
cisable

Expira-
tion
Date


Title
Amount
or
Number
of
Shares


Option
(Right To
Buy)
$6.755
1/1/03
_
A
_
5,000
1/1/06
1/1/13
Common
Stock
5,000
_
5,000
D


Explanation of Responses:
(a) During 2002, the reporting person acquired
	795.81 shares of common stock under the
	Company 401(k) Plan.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).


Katherine R. Gould
By Lenna Ruth Macdonald (POA)
** Signature of Reporting Person


January 2, 2003
Date

Note:  File three copies of this Form,
one of which must be manually signed.
If space is insufficient, see Instruction
6 for procedure.

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Reminder: Report on a separate line for each
class of securities beneficially owned
directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

SEC 1474 (9-02)
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contained in this form are not required to respond
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